Exhibit 10.4.8

[FORM OF DIRECTOR STOCK OPTION AWARD NOTICE]

INVENTIV HEALTH, INC.

Notice of Grant of
Stock Option

Grantee:
Grant Date:    , 20

You are granted, effective as of the above grant date (the “Option Grant Date”), an option (the “Option”) to purchase    shares of common stock, $0.001 par value (the “Options Shares”), of inVentiv Health, Inc. (the “Company”), pursuant to the inVentiv Health, Inc. 2006 Long-Term Incentive Plan (the “Plan”). The Option is subject to the terms and conditions set forth below and in the Plan, which is incorporated into and made a part of this Stock Option Agreement (this “Agreement”). Capitalized terms used in the Agreement have the same meaning as defined in the Plan.

Shares issuable upon exercise of the Option in accordance with the terms hereof will be delivered electronically, and you are required to establish an account with a brokerage firm selected by the Company as a condition to such exercise.

1.	Exercise Price: $ per Option Share.

a.	Number of Option Shares:

b.	Type of Option: Nonqualified Stock Option (i.e., an option which is not an incentive stock option under Section 422 of the Code).

c.	Vesting: The Option will vest as follows:

•	the Option shall vest with respect to 25% of the Option Shares on the first anniversary of the Option Grant Date;

•	the Option shall vest with respect to 25% of the Option Shares on the second anniversary of the Option Grant Date;

•	the Option shall vest with respect to 25% of the Option Shares on the third anniversary of the Option Grant Date; and

•	the Option shall vest with respect to 25% of the Option Shares on the fourth anniversary of the Option Grant Date.

d.
Any unexercised portion of the Option shall be cancelled and terminated without payment therefor if the Fair Market Value of one share of Common Stock as of the date of a Change of Control is less than the exercise price per Option Share set forth above.

e.
Any unvested portion of the Option will immediately become vested in the event that (i) (A) you are not nominated for reelection to the Board of Directors in connection with any stockholder meeting or consent pursuant to which directors are elected (other than by reason of your resignation), unless your term in office would not be affected by the election of the directors who are so nominated, (B) notwithstanding any such nomination, you are not reelected to the Board of Directors upon the expiration of your term or (C) you are removed from the Board of Directors (in each case other than for Cause), (ii) there is a Change of Control with respect to the Company while you are a member of the Board of Directors or (iii) you die or become disabled while you are a member of the Board of Directors. For purposes hereof, "Cause" means gross negligence, willful misconduct, breach of fiduciary duty or other matters determined by the Board to constitute cause upon notice to you.

2.
Registration Under Federal and State Securities Laws: The Option may not be exercised and the Company is not required to deliver Option Shares unless such Option Shares have been registered under Federal and applicable state securities laws, or are then exempt from such registration requirements.

3.
Forfeiture of Option: The unexercised portion of the Option is subject to forfeiture upon a determination by the Committee that you have engaged in any of the conduct described in the first sentence of Section 13.5 of the Plan and that the Option should be forfeited as a consequence.

4.
Expiration Date: The vested portion of the Option expires three months after termination of service to the Company, except if your service terminates by reason of death or disability, in which case the vested portion of the Option expires one year after termination of service to the Company. The portion of the Option that has not vested as of the date of termination of your provision of services to the Company for any reason whatsoever, with or without cause, whether voluntarily or involuntarily, will be forfeited and returned to the Company, and all rights of you or your heirs in and to such portion of the Option will terminate, unless the Committee determines otherwise in its sole and absolute discretion. Subject to earlier termination as provided in this Agreement and the Plan, the Option expires on the 10th anniversary of the Option Grant Date.

5.	Taxes. The Company will not withhold or pay any local, state or federal taxes on your behalf. You shall be solely responsible for the payment of any such taxes.

6.
Restrictions on Transfer: You are not permitted to sell, assign, transfer or otherwise encumber any portion of the Option, other than by will or the laws of descent and distribution, and any such attempted disposition or encumbrance shall be void and unenforceable against the Company, provided that you may assign or transfer the Option or a portion thereof with the consent of the Committee to (a) your spouse, children or grandchildren (including any adopted and step children or grandchildren), (b) to a trust or partnership for the benefit of one or more of you or the persons referred to in clause (a), or (c) for charitable donations; provided that the recipient shall be bound by and subject to all of the terms and conditions of the Plan and this Agreement and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that you shall remain bound by the terms and conditions of the Plan.

7.
Dispute Resolution. Any controversy or claim arising out of or relating to this award will be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules and at its office in Wilmington, Delaware. The award of the arbitrator will be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. The award or decision rendered by the arbitrator will be final, binding and conclusive and judgment may be entered upon such award by any court of competent jurisdiction.

INVENTIV HEALTH, INC.